Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated February 27, 2018, with respect to the consolidated financial statements of Cidara Therapeutics, Inc. included in the Registration Statement (Form S-3 No. 333-211472) and related Prospectus of Cidara Therapeutics, Inc. for the registration of its common stock and preferred stock.

/s/ Ernst & Young LLP

San Diego, CA
May 16, 2018